Press Release - Medicus Systems Corporation


Contact:   Ralph Keiser
           Medicus Systems Corporation
           (512) 261-7715


   MEDICUS SYSTEMS CORPORATION ANNOUNCES STOCK
    REPURCHASE FROM FOUNDER AND BOARD CHANGES


EVANSTON, Ill., January 3, 1997 -- Medicus Systems
Corporation (NASDAQ:MECS), a leading provider of healthcare decision support systems and related services, today announced that its Board of Directors has approved the repurchase of one million shares of Common Stock and 500 shares of Voting Preferred Stock from its founder, Richard C. Jelinek, Ph.D. Dr. Jelinek also will step down as Chairman of the Company, but will remain a director.
In addition, John P. Kunz, formerly the President and CEO of Dun and Bradstreet Business Information Services, has joined the Board of Directors.

   The repurchase will be subject to final approval of the Company's shareholders at the Annual Meeting of Stockholders in March as well as a fairness opinion regarding the transaction to be issued by the investment banking firm of Punk, Ziegel and Knoell, which has been retained as independent financial advisors for the Board of Directors. The repurchased stock, including approximately 15.6% of the outstanding common shares and 100% of the authorized Voting Preferred, will be retired. The Company will pay
Dr. Jelinek an aggregate purchase price of $4,500,000 in cash, $2,000,000 in two year notes, and 400,000 warrants to purchase common stock exercisable at $8.00 per share. The Company expects the action to have a positive impact on future earnings per share. This transaction will allow the Company to continue with its newly-revised strategic plans and to eliminate Dr. Jelinek's "super vote."

   Commenting on the repurchase decision, Medicus President and CEO Patrick C. Sommers said, "The Board of Directors and I felt that this decision was in the best interest of Medicus going forward and was essential in order to grow the Company as we have planned. Dr. Jelinek has made significant contributions to Medicus since founding the Company over 27 years ago, but his interests have changed over the past several years as have Medicus' focus and future direction. Richard is very much in favor of this decision, which will allow him to continue to participate at the Board level while at the same time provide him with the option of pursuing other interests."

   Sommers stated further, "I am very excited about the positive impact these changes will have on Medicus' future
- the execution of our core strategy will continue as planned and we are positioned to increase the value of the Company for our investors, shareholders and employees.
The appointment of Mr. Kunz to Medicus' Board will be of significant value given his 25 years of experience at the Dun and Bradstreet Corporation, and I feel his experience in the information management business will be invaluable as Medicus pursues new opportunities in that area. Since completing his tenure at D&B, Mr. Kunz has been active for the past seven years as a consultant to senior management teams in the U.S. and internationally on acquisitions, marketing, profit and growth strategies and strategic planning. Mr. Kunz has played an active role in the formulation of business and marketing strategy while serving on and advising a number of company boards, including Dun and Bradstreet International, American
Credit Indemnity Company, Intervest, Advance-Peterholm
Group, Ltd. and Automated Communications, Inc."

   "Safe Harbor" Statement under the Private Securities
Litigation Reform Act of 1995: Statements contained in this release that are not based on historical facts are forward-looking statements subject to uncertainties and risks including, but not limited to: product and service demand and acceptance; economic conditions; the impact of competition and pricing; capacity and supply constraints or difficulties; results of financing efforts; and other risks detailed in the Company's Securities and Exchange
Commission filings.

   Medicus Systems Corporation provides its customers with software and services to capture, structure and analyze information, enabling them to measure and manage organizational performance to optimize outcomes. For further information about Medicus Systems Corporation, contact Ralph Keiser at (512) 261-7715.